Exhibit 10

On September 17, 2008, the Compensation Committee of the Board of Trustees of the Company reapproved the following compensation schedule for non-management trustees (employees of the Company are excluded from receiving compensation for service on the Company’s Board of Trustees and on committees of the Board):

Chairman of the Board	$41,000/year
Vice-Chairman	$38,500/year
Other Trustees	$36,000/year

Audit Committee Chairman	$5,000/year
Other Audit Committee Members	$2,500/year

Board Meeting Attendance	$1,000/meeting, plus travel expenses

Audit Committee Meeting Attendance	$1,000/meeting, plus travel expenses

Other Committee Meeting Attendance	$250/meeting, plus travel expenses

In addition, each non-management trustee shall receive in June 2009, a grant of one thousand of the Company’s common shares of beneficial interest, as compensation for their services as trustees in fiscal year 2009.